Date: 4 February 2004
Release Number: 2004-03

Intelsat, Ltd. Announces Planned Initial Public Offering

Hamilton, Bermuda, 4 February 2004 — Intelsat, Ltd. today announced its intention to conduct an initial public offering of its ordinary shares in an amount of up to US$500 million. In addition, it is anticipated that Intelsat, Ltd.’s current shareholders will be offered the opportunity to sell ordinary shares in the offering. It is also anticipated that the initial public offering would occur on or before 30 June 2004. It is currently expected that a registration statement relating to the initial public offering will be filed with the U.S. Securities and Exchange Commission in the first quarter of 2004. The purposes of the initial public offering are to raise money to repay outstanding debt and for general corporate purposes, as well as to comply with the Open-Market Reorganization for the Betterment of International Telecommunications Act (known as the ORBIT Act). The ORBIT Act requires Intelsat, Ltd. to complete an initial public offering by no later than 30 June 2004.

THIS NOTICE DOES NOT CONSTITUTE AN OFFER FOR SALE OR THE SOLICITATION OF AN OFFER TO BUY ANY OF INTELSAT, LTD.’S SECURITIES. INTELSAT, LTD.’S INITIAL PUBLIC OFFERING WILL BE MADE ONLY BY MEANS OF A PROSPECTUS.

Safe Harbor Statement:

Some of the statements in this news release constitute “forward-looking statements” that do not directly or exclusively relate to historical facts, including statements relating to the estimated size of our planned initial public offering and the possible sale of shares in the offering by some of our current shareholders. The forward-looking statements in this news release reflect our intentions, plans, expectations, assumptions and beliefs about future events and are subject to risks, uncertainties and other factors, many of which are outside of our control. These factors could cause actual results to differ materially from the expectations expressed or implied in the forward-looking statements and include known and unknown risks. In connection with our planned initial public offering, known risks include, but are not limited to, insufficient market demand for our equity securities; our inability to obtain regulatory approvals in a timely manner; changes in laws and regulations; and changes in the condition of the financial markets. Because actual results could differ materially from our intentions, plans, expectations, assumptions and beliefs about the future, you are urged to view all forward-looking statements contained in this news release with caution. Intelsat does not undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.